(HSBC Letterhead)


The Talbots Inc.
175 Beal Street
Hingham MA 02043
USA                                                          17 July 2001


Attn :   Mr. Edward L. Larsen
         Chief Financial Officer and Treasurer

Dear Sir

BANKING FACILITIES

We refer to your recent discussion with our Adriana Collins and are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following revised limits which will be made available on the specific terms and conditions outlined below. These facilities are subject to review at any time and, in any event by 15 June 2002 and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.


Uncommitted Import Letter of Credit Facility
--------------------------------------------
LC Issuing Bank     :     The Hongkong and Shanghai Banking Corporation Limited

Borrower /          :     The Talbots Inc
LC Applicant

Facility Amount     :     Increase from USD50,000,000 to USD70,000,000 upon acceptance of this facility letter and further increase to USD100,000,000 from 1 October
                          2001.

Purpose             :     For the issuance of Letters of Credit (LC) at sight or with usance periods of up to 6 months, with validity period up to 1 year to finance the import of general merchandise.

Pricing             :     On LC Applicant:
                          - LC Issuance : Nil
                          - Amendments : Nil

                          On LC Beneficiary:
                          - Payment of documents presented via HSBC Branches : Nil
                          - Payment of documents presented via third party bank :
                            0.125% (minimum : USD65.00)
                          - Payment of documents under usance LC : 0.5% per annum

Collateral          :     Nil

Documentation       :     1.    Facsimile Indemnity Letter
                          2.    Continuing Commercial Letter of Credit and Security Agreement dated
                                15 May 1996 together with amendment letter dated 19 July 1999.
                          3.    Letter of Credit Discrepancy Waiver dated 11 December 1996.
                          4.    Certified copy of Corporate Banking Resolution dated 31 May 1996.
                          5.    Board Resolution approving LC facility of USD30 million (approval dates: 7 February 1996 / 6 February 1997) which were certified on 21
                                June 1999.
                          6.    By-Laws of The Talbots Inc

Reporting           :     10Q and 10K within 90 days of period end
Requirement

Financial           :     Nil
Covenants


Please arrange for the authorised signatories to sign and return to us the duplicate copy of this letter to 1) signify your understanding and acceptance of the terms and conditions under which the above facility is granted, and 2) confirm the correctness and validity of all the documentation listed above.

This facility will remain open for acceptance until the close of business on 31 July 2001 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours sincerely                             Accepted and Agreed to :
                                            The Talbots Inc


ELLEN LAM                                   EDWARD L. LARSEN
____________________                        ________________________
Ellen Lam
Relationship Manager


Enc

/jw